Exhibit 99.2

Trammell Crow Company

Statements of Income

(in thousands, except share and per share data)

(UNAUDITED)

	For the Nine Months Ended September 30,		For the Three Months Ended September 30,
	2005	2004	2005	2004
	(A)	(A)		(A)
Revenues:
User Services:
Facilities management	$173,604	$153,945	$59,076	$52,633
Corporate advisory services	114,287	90,420	49,498	34,142
Project management services	85,503	60,905	28,216	23,268
	373,394	305,270	136,790	110,043
Investor Services:
Property management	102,801	103,654	34,246	34,330
Brokerage	96,752	76,776	35,296	25,917
Construction management	8,381	6,987	3,207	2,926
	207,934	187,417	72,749	63,173

Development and construction	26,553	24,413	10,005	8,106
	607,881	517,100	219,544	181,322

Gain on disposition of real estate	9,759	11,584	7,285	7,253
Total Revenues	617,640	528,684	226,829	188,575

Costs and expenses:
Salaries, wages and benefits	399,242	348,915	140,801	119,970
Commissions	98,839	76,618	41,883	28,623
General and administrative	102,465	89,640	36,323	31,002
Depreciation and amortization	7,513	8,683	2,551	2,718
Interest	4,015	3,005	1,579	1,156
Total Expenses	612,074	526,861	223,137	183,469
Operating income	5,566	1,823	3,692	5,106
Interest and other income	2,074	2,124	672	763
Income from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	7,640	3,947	4,364	5,869
Income tax expense	(2,782)	(1,595)	(1,600)	(2,422)
Minority interest, net of income taxes (B)	1,321	217	(1,930)	842
Income from investments in unconsolidated subsidiaries, net of income taxes (B)	6,064	8,351	1,497	1,668
Income from continuing operations	12,243	10,920	2,331	5,957
Income (loss) from discontinued operations, net of income taxes (B)	12,591	247	12,186	(103)
Net income	$24,834	$11,167	$14,517	$5,854

Diluted income per share:
Income from continuing operations	$0.33	$0.29	$0.07	$0.15
Income (loss) from discontinued operations	0.35	0.01	0.33	—
Net income	$0.68	$0.30	$0.40	$0.15

Weighted average common shares outstanding	36,292,969	37,588,366	36,679,610	37,911,301

Net income	$24,834	$11,167	$14,517	$5,854
Depreciation and amortization (C)	7,975	8,897	2,609	2,771
Interest (D)	5,672	3,405	1,992	1,277
Income tax expense	14,218	7,575	8,397	3,573
EBITDA (E)	$52,699	$31,044	$27,515	$13,475

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the six months ended June 30, 2005, and for the three and nine months ended September 30, 2004, have been reclassified to conform to the presentation for the three months ended September 30, 2005. These reclassifications did not have any impact on net income or EBITDA.

(B) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C)  Includes depreciation and amortization related to discontinued operations of $58 and $462 for the three and nine months ended September 30, 2005, respectively, and $53 and $214 for the three and nine months ended September 30, 2004, respectively.

(D)  Includes interest related to discontinued operations of $413 and $1,657 for the three and nine months ended September 30, 2005, respectively, and $121 and $400 for the three and nine months ended September 30, 2004, respectively.

(E) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with United States generally accepted accounting principles (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.